                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                      Infinity Financial Technology, Inc.
                  ------------------------------------------
            (Exact name of registrant as specified in its charter)


    Delaware                    000-21601                   770227321
------------------           --------------            ----------------
 (State or other              (Commission              (I.R.S. Employer
 jurisdiction of              File Number)             Identification Number)
 incorporation)


                   640 Clyde Court, Mountain View, CA  94043
             ----------------------------------------------------
                   (Address of principal executive offices)

                                (650) 940-6100
                            ----------------------
             (Registrant's telephone number, including area code)

                   Common Stock, par value $0.001 per share
                -----------------------------------------------
           (Title of each class of securities covered by this form)

                                      N/A
      -------------------------------------------------------------------
                  (Titles of all other classes of securities
    for which a duty to file reports under Section 13(a) or 15(d) remains)


Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[X] Rule 12g-4(a)(1)(i)     [_]  Rule 12g-4(a)(2)(ii)  [_] Rule 12h-3(b)(2)(i)
[_] Rule 12g-4(a)(1)(ii)    [_]  Rule 12h-3(b)(1)(i)   [_] Rule 12h-3(b)(2)(ii)
[_] Rule 12g-4(a)(2)(i)     [_]  Rule 12h-3(b)(1)(ii)  [_] Rule 15d-6

Approximate number of holders of record as of the
certification or notice date:   Common Stock: 1

           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended Infinity Financial Technology, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.



                              INFINITY FINANCIAL TECHNOLOGY, INC.



January 2, 1998               By:  /s/ Terry H. Carlitz
                                   ------------------------------------------
                                   Terry H. Carlitz, Chief Financial Officer